UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2020

Jernigan Capital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-36892	47-1978772
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6410 Poplar Avenue, Suite 650	38119
(Address of Principal Executive Offices)	(Zip Code)

(901) 567-9510

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	JCAP	New York Stock Exchange
7.00% Series B cumulative redeemable perpetual preferred stock, $0.01 par value per share	JCAP PR B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company.	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

The Agreement and Plan of Merger

On August 3, 2020, Jernigan Capital, Inc. (the “Company”), Jernigan Capital Operating Company, LLC (the “Operating Company”), NexPoint RE Merger, Inc. (“Parent”) and NexPoint RE Merger OP, LLC (the “Parent OP”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides that, upon the terms and subject to the conditions set forth therein, (i) the Parent will merge with and into the Company, with the Company being the surviving entity (the “Company Merger”) and (ii) immediately following the Company Merger, the Parent OP will merge with and into the Operating Company, with the Operating Company being the surviving entity (the “Operating Company Merger” and, together with the Company Merger, the “Mergers”). Upon completion of the Company Merger, the Company will survive, and the separate existence of the Parent will cease. Upon completion of the Operating Company Merger, Operating Company will survive, and the separate existence of the Parent OP will cease. The Mergers and the other transactions contemplated by the Merger Agreement were unanimously approved by the Company’s Board of Directors (the “Company Board”). The transaction was recommended to the Company Board by a Transaction Committee consisting of all directors (other than James Dondero, President of NexPoint Advisors, L.P. (“NexPoint”)) established to evaluate the transaction. Parent and Parent OP are affiliates of NexPoint.

Pursuant to the terms and conditions in the Merger Agreement, at the effective time of the Company Merger (the “Company Merger Effective Time”), each common share, par value $0.01 per share, of the Company (each, a “Company Share”), other than shares owned by Parent, Parent OP or any subsidiary of the Company (which shall be automatically retired and cease to exist, and no payment will be made with respect thereto), that is issued and outstanding immediately prior to the Company Merger Effective Time, will automatically be converted into the right to receive an amount in cash equal to $17.30 (the “Per Share Merger Consideration”), without interest.

Pursuant to the terms and conditions in the Merger Agreement, at the Company Merger Effective Time, (i) each share of Series A preferred stock of the Company will be automatically converted into the right to receive one validly issued, fully paid and non-assessable share of common stock of Parent, without interest and (ii) each share of Series B preferred stock of the Company issued and outstanding immediately prior to the Company Merger Effective Time will be automatically converted into the right to receive the liquidation preference provided for in the articles supplementary of the Company, consisting of $25.00 per share plus accrued and unpaid dividends, without interest.

Pursuant to the terms and conditions in the Merger Agreement, at the effective time of the Operating Company Merger (the “Operating Company Merger Effective Time”), each outstanding common unit of limited liability company interest in the Operating Company (a “Operating Company Unit”), other than Operating Company Units held by the Company or any of the Company’s subsidiaries (which shall automatically be retired and will cease to exist, and no payment will be made with respect thereto), that is issued and outstanding immediately prior to the Operating Company Merger Effective Time will automatically be converted into, and will be cancelled in exchange for, the right to receive an amount in cash equal to the Per Share Merger Consideration, without interest.

Pursuant to the terms and conditions of the Merger Agreement, each restricted stock award in respect of Company Shares that is outstanding immediately prior to the Company Merger Effective Time will be cancelled in exchange for a cash payment in an amount equal to the Per Share Merger Consideration. Each performance share unit (“PSU”) award in respect of Company Shares outstanding immediately prior to the Company Merger Effective Time will be cancelled in exchange for a number of Company Shares equal to the number of PSUs that would vest based on the Company’s relative total shareholder return performance (as set forth in the applicable agreement governing such PSU), calculated as of the date of the Company Merger Effective Time, and such Company Shares will automatically be converted into the right to receive the Per Share Merger Consideration.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to, in all material respects, use commercially reasonable efforts to carry on its business in the ordinary course of business consistent with past practice, subject to certain exceptions, during the period between the execution of the Merger Agreement and the consummation of the Mergers. The obligations of the parties to consummate the Mergers are not subject to any financing condition or the receipt of any financing by Parent, or Parent OP.

The consummation of the Mergers is subject to certain customary closing conditions, including, among others, approval of the Company Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote of the holders of Company Shares entitled to cast not less than a majority of all of the votes entitled to be cast on the matter (the “Company Requisite Vote”). The Merger Agreement requires the Company to convene a shareholders’ meeting for purposes of obtaining the Company Requisite Vote.

For the first 45 days following the signing of the Merger Agreement (the “Go-Shop Period”), the Company will be permitted to solicit, propose, encourage or facilitate competing bids and negotiate competing Company Acquisition Proposals (as defined in the Merger Agreement) (the “Go-Shop Process”), subject to certain information and matching rights of Parent. Subject to certain exceptions, at the conclusion of the Go-Shop Process, the Company has agreed not to (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to a Company Acquisition Proposal, (ii) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any Company Acquisition Proposal, (iii) approve or recommend a Company Acquisition Proposal, (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement providing for a transaction that is the subject of a Company Acquisition Proposal or requiring the Company or the Operating Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement, or (v) propose or agree to do any of the foregoing.

Prior to the approval of the Merger Agreement by the Company’s shareholders, the board of directors of the Company may in certain circumstances effect an Adverse Recommendation Change (as defined in the Merger Agreement) and terminate the Merger Agreement in order to enter into a definitive agreement providing for a Superior Proposal (as defined in the Merger Agreement), subject to complying with certain notice and other specified conditions set forth in the Merger Agreement, including payment to Parent of a termination fee (as described below).

The Merger Agreement may be terminated under certain circumstances by the Company, including prior to obtaining the Company Requisite Vote, if, after following certain procedures and adhering to certain restrictions, the Company Board effects an Adverse Recommendation Change in connection with a Superior Proposal and the Company enters into a definitive agreement providing for the implementation of a Superior Proposal. In addition, Parent may terminate the Merger Agreement under certain circumstances and subject to certain restrictions, including if the Company Board effects an Adverse Recommendation Change.

Upon a termination of the Merger Agreement, the Company will be required to pay a termination fee to Parent of $25.6 million, if (i) the Company’s board of directors changes its recommendation with respect to the transactions or the Company enters into an agreement with respect to an alternative business combination transaction, (ii) the Company’s board of directors changes its recommendation with respect to the Mergers in order to enter into an agreement with respect to a Superior Proposal, provided that the $25.6 million fee will be reduced to $16 million in the case of a bidder that (x) emerged during the Go-Shop Process and (y) enters into a definitive agreement with the Company prior to September 22, 2020; or (iii) (1) the Merger Agreement is terminated by the Company or Parent because the transactions have not been completed by December 31, 2020 or by Parent because there is an uncured or incurable breach by the Company of any of its covenants or representations that would result in the failure of a closing condition that would be incapable of being satisfied by December 31, 2020, (2) an alternative business combination transaction has been received by the Company or publicly announced prior to such termination and (3) within 12 months following such termination, the Company enters into any definitive agreement with respect to an alternative business combination transaction. Upon certain circumstances, the Company is required to reimburse Parent’s expenses in connection with the prospective transactions contemplated by the Merger Agreement up to a maximum amount of $5 million in the event that the Mergers are not consummated.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide shareholders with information regarding its terms. It is not intended to provide any other factual or financial information about the Company, Parent or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Shareholders should not rely on the representations, warranties, covenants and agreements contained in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Operating Company, Parent, Parent OP or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, the Operating Company, Parent, Parent OP and their respective affiliates and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the SEC.

Additional Information about the Merger and Where to Find It:

This communication relates to the proposed merger transaction involving the Company. In connection with the proposed merger, the Company will file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC and send to the Company’s shareholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by the Company with the SEC will be available free of charge on the Company’s website at www.jernigancapital.com, or by contacting the Company’s Investor Relations Department at 901.567.9580.

The Company and its directors and certain of its executive officers may be considered participants in the solicitation of proxies with respect to the proposed Mergers under the rules of the SEC. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020, its proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on March 19, 2020 and other filings filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements:

Certain statements in this communication regarding the proposed merger transaction involving the Company, including any statements regarding the expected timetable for completing the transaction, benefits of the transaction, future opportunities for the Company, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could”, “potential,” “continue,” “ongoing,” “upside,” “increases,” and “potential,” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the shareholder approval required to consummate the merger and the timing of the closing of the merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the merger will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement, (iii) unanticipated difficulties or expenditures relating to the transaction, the response of business partners and competitors to the announcement of the transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the transaction, (iv) changes affecting the real estate industry and changes in financial markets, interest rates and foreign currency exchange rates, (v) increased or unanticipated competition for the Company’s properties, (vi) risks associated with acquisitions, (vii) maintenance of real estate investment trust (“REIT”) status, (viii) availability of financing and capital, (ix) changes in demand for developed properties, (x) national, international, regional and local economic climates, (xi) the negative impact of the ongoing COVID-19 pandemic and the measures intended to prevent its spread and (xii) those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in its most recently filed reports on Form 10-K and 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements.

Item 7.01. Regulation FD Disclosure.

On August 3, 2020, the Company issued a press release announcing the execution of the Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of August 3, 2020, by and among Jernigan Capital, Inc., Jernigan Capital Operating Company, LLC, NexPoint RE Merger, Inc. and NexPoint RE Merger OP, LLC†

99.1	Press release issued August 3, 2020.

†

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2020

Jernigan Capital, Inc.

By:	/s/ John A. Good
Name: John A. Good
Title: Chief Executive Officer